Exhibit 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-91538), Registration Statement on Form S-8 (No. 33-91542), Registration Statement on Form S-8 (No. 33-91546), Registration Statement on Form S-8 (No. 33-91544), Registration Statement on Form S-8 (No. 33-91548), and Registration Statement on Form S-8 (No. 33-80753) of Thermo Ecotek Corporation of our report of Crop Genetics International Corporation dated January 27, 1995, with respect to the financial statements of Crop Genetics International Corporation for the three years ended December 31, 1994, included in Thermo Ecotek Corporation's Amendment No. 1 on Form 8-K/A - Current Report filed with the Securities and Exchange Commission on March 28, 1997.


                                                Ernst & Young LLP



    Washington, D.C.
    March 24, 1997